EXHIBIT NO. 5

Kenneth P. Carroll
Senior Vice President and General Counsel
United Retail Group, Inc.
365 West Passaic Street
Rochelle Park, NJ 07662
(201) 909-2200
Telecopier: (201) 909-2103
E-mail: kcarroll@unitedretail.com

August 13, 2003

Board of Directors
United Retail Group, Inc.
365 West Passaic Stree
Rochelle Park, NJ 07662

         Re: Registration Statement on Form S-8

Gentlemen:

I have acted as counsel in connection with the registration under the Securities Act of 1933 of 1,000,000 Units, each consisting of a share of Common Stock, $.001 par value, of United Retail Group Inc., a Delaware corporation (the “Company”) and the right to purchase one one-hundredth of a share of Preferred Stock, $.001 par value, of the Company (referred to as a “share of Common Stock”), in connection with the Company’s Supplemental Retirement Savings Plan (the “Plan”).

It is intended that the Plan will purchase outstanding shares of Common Stock on the open market or in private transactions and either resell them or distribute them in kind to Plan participants.

I have reviewed and examined:

  the Amended and Restated Certificate of Incorporation of the Company;
  the Restated By-laws of the Company;
  the Certificate of Designation, Preferences and Rights of the Company's Series A Junior Participating Preferred Stock;
  the text of the Plan;
  minutes of certain meetings of the Compensation Committee, Board of Directors and stockholders of the Company; and
  such other matters as I have deemed relevant in order to form my opinion.

I have made such examination of the law as I consider necessary to enable me to express the following opinions.

Based on the foregoing, I am of the opinion that outstanding shares of Common Stock to be purchased and either resold by the Plan or distributed by the Plan to Plan participants in accordance with the provisions of the Plan have been duly authorized and are and will continue to be legally and validly issued, fully paid, and nonassessable.

No opinion is hereby expressed as to the application of state securities or “Blue Sky” laws.

I am not a member of the bar of Delaware.

I consent to the filing of this letter as an exhibit to the registration statement filed on Form S-8 with respect to the shares described above (the “Registration Statement”).

I consent to the references to my name and my beneficial ownership of shares of Common Stock under the caption “Interests of Named Experts and Counsel” in the Registration Statement.

Very truly yours, /s/Kenneth P. Carroll

KPC:jmt

SRSP S8-2003